UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2016

CEMPRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

6320 Quadrangle Drive, Suite 360, Chapel Hill, NC		27517
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (919) 313-6601

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 29, 2016, Cempra Pharmaceuticals, Inc., our wholly owned subsidiary, entered into an Option and License Agreement with Macrolide Pharmaceuticals, Inc., or MP, pursuant to which MP granted us an exclusive option to license certain of MP’s patents and know-how involving macrolides, including specifically novel methods of synthesizing solithromycin (the “Compound”). Under the agreement, we will support research at MP focused on developing a novel, cost-competitive manufacturing approach to solithromycin. The option will run until the later to occur of (i) the earlier of (a) the date that we first obtain FDA approval for any product incorporating the Compound as an active pharmaceutical ingredient, or API, or (b) January 27, 2019, or (ii) the date that is six months after the earlier of (a) MP’s satisfaction of certain milestones, or (b) our termination of MP’s obligations under the evaluation program.

Under the evaluation program called for in the agreement, MP will conduct research activities for the manufacture of the Compound, which activities we will evaluate to determine whether to exercise the option to license.

Upon execution of the agreement, we paid MP a non-refundable, non-creditable initial license fee of $375,000. For conducting the evaluation program, we will pay MP a non-refundable, non-creditable fee in the aggregate amount of $375,000 within five business days of entry into the agreement. In addition, we will pay MP the expected reasonable, documented, direct compensation-related costs of employees and advisors necessary to conduct MP’s portion of the evaluation program in the aggregate amount of $1.5 million, which we will pay in 18 equal consecutive non-refundable, non-creditable monthly installments of $83,333, beginning with the first monthly anniversary of entry into the agreement. Further, we will pay MP up to an aggregate of $1.0 million upon the satisfaction of certain performance milestones.

If we exercise the option, the license will be exclusive and worldwide (other than Association of Southeast Asian Nations) and for any and all uses in human and non-human animals, and with the right to sublicense. We may, in our discretion, exercise the option for a reduced portion of the territory and, if we have elected a reduction the territory, may increase as we wish within the territory, and as many times as we wish, provided such increase is made within 60 months of our exercise of the option.

If we exercise the option, we will pay MP a non-refundable, non-creditable license fee of $1.0 million, of which $500,000 will be paid within 15 business days of exercise, and $500,000 will be paid in the form of “deemed royalty” payments (up to such amount) equal to a fraction of a percent of net sales of licensed products. We will pay tiered royalties of a fraction of a percent on designated levels of annual net sales of license products. Further, we will pay a non-refundable, non-creditable additional royalty equal to a fraction of a percent on the net sales of licensed products of a designated amount sold by us, our sublicensees, and product partners, but the royalty will not exceed $1.0 million in the aggregate. Royalties will be paid on a country-by-country basis and product-by-product basis until the date on which there are no valid claims of any licensed MP patent covering a product in the applicable country.

If we exercise the option, the agreement’s term will run on a country by country and product by product basis until the date on which there are no valid claims in the licensed MP patents covering a particular product in a particular country.

Until the earlier of the expiration of the agreement in all countries of the world or the termination of the agreement in its entirety, MP may not, and may not enter into any agreement with any third party to, manufacture, have manufactured, use, sell, market, distribute, or import the Compound; grant any third party any rights under any licensed MP technology to manufacture, sell, market, distribute, or import the Compound; enable any third party, directly or indirectly, to manufacture the Compound; or grant any third party any rights under any licensed MP technology, or enable any third party directly or indirectly, to manufacture, sell, market, distribute or import any derivative of the Compound if MP knows that such derivative is being or will be used by or on behalf of such third party to manufacture, sell, or otherwise commercialize the Compound.

MP may terminate the agreement if we default in any payment due under the agreement and such non-payment is not cured within the required period. If either party materially breaches any other provision of the agreement, the non-breaching party may terminate the agreement if such material breach is not cured within the required time period. We may terminate the agreement in whole or in part with respect to any particular country in the territory, in our sole discretion, provided that (i) such termination will not be effective unless and until (i) we have paid to MP a designated amount in excess of certain license fees, but only if regulatory approval with respect to a product has been received and net sales have occurred with respect to such product prior to such termination, and we also have paid to MP a designated amount in excess of certain royalty payments, but only if regulatory approval with respect to a product has not been obtained or no net sales of products have occurred prior to such termination, and provided that the total aggregate amount payable to MP for such termination shall not in any event exceed a designated amount. MP may terminate the agreement in the event of our insolvency or bankruptcy, liquidation or dissolution. Upon termination, in whole or in part, other than the expiration of the agreement or our unilateral termination, we, our sublicensees, and product partners may, subject to the payment of royalties, (i) complete the manufacturing of Compound or products in process, (ii) sell any Compound or products in our, our Sublicensees’ or our product partners’ possession or control for a period of one year following such termination, and (iii) complete performance of all contracts entered into with third parties prior to such termination, for the marketing, sale, or manufacture of Compound or products, or requiring the practice of the rights to licensed MP technology, or the use of Compound or licensed products, for a period of one year following such termination.

MP licenses from Harvard College some of the rights that it will sublicense to us if we exercise our option under the agreement with MP. To facilitate such sublicense and so that certain provisions of our license from MP will be consistent and in compliance with the corresponding provisions of the license agreement between MP and Harvard (the “Harvard License”), MP and Harvard have entered into an amendment to the Harvard License that includes us as a party thereto for certain provisions thereof directly benefiting us. In the event of any termination of the Harvard License, other than a termination thereof due to our breach under our agreement with MP, as long as we are not in material breach of the agreement with MP, our rights under the Harvard patents pursuant to the agreement with MP (including our option) will automatically survive and continue thereafter as, and pursuant to the terms therefor, set forth in the amended Harvard License, and our payment obligations to Harvard will replace our payment obligations to MP.

In the event that we or a sublicensee commences, during any period of time during which we or a sublicensee has rights to any patents owned by Harvard and licensed under our agreement with MP,

challenges the validity, enforceability, or scope of any licensed Harvard patents, we will reimburse Harvard for all reasonable, documented expenses incurred by Harvard (including reasonable attorneys’ fees) in connection with such challenge. If the outcome of such challenge is a determination in favor of us or a sublicensee, neither we nor the sublicensee will have any right to recoup any royalties paid before or during the pendency of such challenge. In the event that we or a sublicensee commences a challenge of any licensed Harvard patent, we will pay to Harvard a royalty equal to a low single digit plus a fraction percentage of net sales of licensed products sold by us and any sublicensee during the pendency of such challenge. If the outcome of such challenge is a determination against us or a sublicensee, we will continue to pay such royalty, on a country-by-country and product-by-product basis, until the earlier of the date on which we no longer have rights to the licensed Harvard patents subject to such challenge or such time as the applicable product is no longer covered by a valid claim of the licensed Harvard patents in the country in which such product is sold.

The agreement with MP is subject to such terms and conditions as are reasonably customary for license agreements of similar type. The description of the agreement with MP provided above is qualified in its entirety by reference to the full and complete terms contained in the MP agreement, which we intend to file as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2015. If we exercise the option under our agreement with MP, we intend to file the amended Harvard License as an exhibit to the periodic filing for the quarter in which such exercise occurs.

A copy of the press release announcing the entry into the agreement is attached as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated February 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEMPRA, INC.

Date: February 4, 2016	/s/ Mark W. Hahn
Mark W. Hahn, Chief Financial Officer